Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Jupiter Neurosciences, Inc. (the “Company”) on Form S-1 to be filed on or about June 26, 2026 of our report, dated April 1, 2026, with respect to our audit of the Company’s financial statements as of and for the year then ended December 31, 2025. Our report includes an explanatory paragraph regarding the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to reference to us under the heading “Experts” in such registration statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

June 26, 2026